Exhibit 99.1

May 6, 2005

Dear Customer,

I am writing to update you on developments related to our discontinued bond program since my letter of March 4. Reviews are progressing as planned and the issuance of Ohio Indemnity’s statutory audit is expected later this month. These activities represent important steps toward addressing the matters described in my previous letter.

Specific actions during the past two months included:

•	Management met with representatives of A.M. Best on March 4, 2005 to discuss the matters that led to their decision to lower Ohio Indemnity’s financial strength rating to B++ (Very Good) and place the rating under review with negative implications. While B++ (Very Good) is a secure rating, it neither reflects management’s expectations nor our aspirations. We continue to keep A.M. Best informed of our progress and expect to meet with their analysts again in June.

•	Skoda, Minotti & Co. was retained by the Company to perform an audit of Ohio Indemnity’s statutory financial statements for the years 2003 and 2004. This audit is on schedule to be completed and filed with the National Association of Insurance Commissioners, A.M. Best, and all 48 states where we are licensed to conduct business, on or before June 1, 2005. Skoda, Minotti & Co. has specific experience in reinsurance accounting and several of Ohio Indemnity’s specialized markets.

•	Kirkpatrick & Lockhart Nicholson Graham LLP was retained by the Audit Committee to conduct an investigation of the matters related to Ernst & Young’s decision to withdraw their audit reports for the years 2001-2003. The Audit Committee presently expects to receive the report by mid-May and will subsequently recommend whatever action may be necessary to resolve these matters.

•	On April 18, 2005 the Company was informed of a settlement between the Department of Homeland Security, U.S. Immigration and Customs Enforcement and Aegis Security Insurance Company, one of the insurance carriers that participated in the immigration bond program. As a result of this settlement, Ohio Indemnity strengthened reserves by $3.8 million for immigration bonds. This settlement provides more clarity regarding our potential exposure concerning immigration bonds. Ohio Indemnity’s total reserves for the discontinued bond program were $22.9 million as of April 30, 2005.

All of our potential losses under the discontinued bond program are being disputed in ongoing arbitration proceedings with the insurance carriers. We do not intend to pay any of these losses unless and until the arbitrations are settled on a mutually agreeable basis and/or a final binding judgment is made as to our liability, if any. No estimate has been included in our reserves for recoveries or successful adjudication.

Final settlement of matters related to the discontinued bond program may take some time due to the pending arbitrations.

We believe that Ohio Indemnity’s portfolio of products and customers is well diversified, which should contribute to our long term financial strength.

We will continue to keep you informed and appreciate your continued support and understanding during this period. Please call me directly if you have any questions or concerns.

Regards,

John S. Sokol
President
Ohio Indemnity Company